UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2012

K-SWISS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18490	95-4265988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31248 Oak Crest Drive, Westlake Village, CA		91361
(Address of principal executive offices)		(Zip code)

818-706-5100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 25, 2012, K•Swiss Inc. (the “Company”) and two of its subsidiaries, K•Swiss Sales Corp. and K•Swiss Direct Inc. (collectively with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and Lender, and Wells Fargo Capital Finance, LLC as Sole Lead Arranger and Sole Lead Bookrunner. The Credit Facility consists of revolving loans of up to $35 million (subject to the limitations described below) available in U.S. Dollars, Euro and Pound Sterling, and up to $5 million of which may be drawn in the form of letters of credit.

Loans made under the Credit Facility bear interest at:

(1)

the greatest of (i) the Federal Funds Rate plus  1/2%, (ii) the LIBOR Rate (calculated based upon an interest period of 1 month, determined on a daily basis), plus 1 percentage point, and (iii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” (the “Base Rate”); or

(2)	at the Company’s election, the rate per annum appearing on Bloomberg’s L.P.’s (the “Service”) Page BBAM1/Official BBA USD Dollar Libor Fixings (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the interest period and the amount requested (the “LIBOR Rate”); or

(3)	for loans made in Euros or Pound Sterling, the LIBOR Rate;

plus, in each case, the “Applicable Margin”.

If the average use of the Credit Facility is less than 50% of the Maximum Revolver Amount (as defined below) during the previous fiscal quarter, the Applicable Margin is 1.25% for Base Rate loans, 2.25% for U.S. Dollar LIBOR Rate loans, and 3.00% for loans made in Euros or Pound Sterling. If the average use of the Credit Facility is more than 50% of the Maximum Revolver Amount, the Applicable Margin is 1.50% for Base Rate loans, 2.50% for U.S. Dollar LIBOR Rate loans, and 3.25% for loans made in Euros or Pound Sterling.

The “Maximum Revolver Amount” is $35 million; provided that the amount of revolving loans and letters of credit under the Credit Facility may not exceed (a) 85% of Eligible Accounts (as defined in the Credit Facility) plus the lesser of (i) 85% of Eligible Accounts that are Extended Pay Accounts (as defined in the Credit Facility) and (ii) $1.5 million (minus any dilution reserve), plus (b) the lesser of (i) $20 million or (ii) an amount equal to (x) the lesser of (1) 65% of Eligible Inventory or (2) 85% of Net Recovery Percentage (each as defined in the Credit Facility), minus (y) a reserve of $3.5 million and any other reserves established by Wells Fargo in its permitted discretion.

The Lenders may charge a fronting fee of 0.25% per annum times the undrawn amount of letters of credit issued under the Credit Facility, plus a Letter of Credit Fee (as defined in the Credit Facility) equal to the Base Rate plus the Applicable Margin for loans in U.S. Dollars at the LIBOR Rate.

Interest, letter of credit fees, and all other fees and costs are payable, in arrears, on the first day of each month. Principal and all other unpaid obligations are payable in full at maturity on April 23, 2016.

The Credit Facility contains certain affirmative and negative covenants. The affirmative covenants include certain reporting requirements, maintenance of properties, payment of taxes and insurance, compliance with laws, environmental compliance, and other provisions customary in such agreements. Negative covenants limit or restrict, among other things, dividends, secured and unsecured indebtedness, mergers and fundamental changes, asset sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, redemption distributions to former employees, officers or directors, and other matters customarily restricted in such agreements.

The financial covenants contained in the Credit Facility are as follows (in each case, with respect to the Company and its subsidiaries on a consolidated basis):

•	The Company must achieve Minimum EBITDA specified in the Credit Facility for each month through November 30, 2013.

•	The Company must maintain a Fixed Charge Coverage Ratio for each twelve month fiscal period, commencing for the fiscal period ending on December 31, 2013, of not less than 1.0:1.0.

•	The Company must limit Capital Expenditures for each fiscal year to $2.4 million, except with the lender’s consent.

These financial covenants apply on the date that Excess Availability (as defined in the Credit Facility) has fallen below 20% of the Maximum Revolver Amount and ends on the date that Excess Availability has been greater than 20% of the Maximum Revolver Amount for any period of thirty consecutive days thereafter.

The Credit Facility contains events of default that include failure to pay principal or interest when due, failure to comply with the covenants set forth in the Credit Facility, bankruptcy events, cross-defaults and judgments involving an aggregate amount of $1.0 million or more and the occurrence of a change of control, in each case subject to the grace periods, qualifications and thresholds specified in the Credit Facility. If an event of default under the Credit Facility occurs and is continuing, the loan commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Wells Fargo and its affiliates are permitted to make loans to, issue letters of credit, accept deposits, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Company, its subsidiaries and affiliates.

The obligations of the Borrowers under the Credit Facility are guaranteed by four of the Company’s subsidiaries, K•Swiss Pacific Inc., Royal Elastics Inc., Royal Elastics, LLC, and K•Swiss NS Inc. (collectively, the “Guarantors”) pursuant to a Guaranty and Security Agreement, dated April 25, 2012 (the “Guaranty and Security Agreement”). Pursuant to the Guaranty and Security Agreement, the Borrowers and the Guarantors pledged substantially all of their respective assets as collateral security for the loans to be made pursuant to the Credit Facility, including accounts owed to the Company, bank accounts, inventory, other tangible and intangible personal property, intellectual property (including patents, trademarks and copyrights), and stock or other evidences of ownership of 100% of all of its domestic subsidiaries and 65% of all of its foreign subsidiaries. The foreign subsidiaries of the Borrowers will not guaranty the Credit Facility or pledge any of their directly-owned assets. The Company will also grant a security interest in its real property to the Lenders, consisting of a deed of trust securing its corporate headquarters building, to be completed within sixty days after completion of a real property survey and satisfaction of related conditions.

On April 25, 2012, the Borrowers drew down approximately $9.9 million under the Credit Facility to repay in full all indebtedness outstanding under its existing credit facility governed by the Loan Agreement dated as of June 30, 2010, as amended to date, by and among the Company, K•Swiss Sales Corp. and Bank of America, N.A. and to pay fees and expenses related to the Credit Facility. Subsequent to April 25, 2012, the Borrowers intend to utilize the Credit Facility for working capital, to obtain letters of credit in connection with purchases of inventory and other general corporate purposes.

The foregoing description of the Credit Facility and the Guaranty and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Facility and Guaranty and Security Agreement, respectively, copies of which are filed as exhibits to this report and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 25, 2012, in connection with the entry into the Credit Facility described above, the Company terminated its existing credit facility with Bank of America, N.A. At the time of termination of the existing credit facility, all amounts outstanding were repaid in full by the Company and all security interests were released.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

On April 25, 2012, the Company issued a press release announcing its entry into the Credit Facility. A copy of the press release is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Credit Agreement dated April 25, 2012 by and among K•Swiss Inc., K•Swiss Sales Corp. and K•Swiss Direct Inc. and Wells Fargo Bank, National Association and Wells Fargo Capital Finance, LLC.

10.2	Guaranty and Security Agreement, dated as of April 25, 2012, among the persons listed on the signature pages thereto as “Grantors” and those additional entities that thereafter become parties thereto by executing a Joinder thereto, and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lender Group and Bank Product Providers.

99.1	Press Release issued April 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K-Swiss Inc.

Date: April 30, 2012	By:	/s/ George Powlick
George Powlick
Vice President Finance, Chief Administrative Officer, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated April 25, 2012 by and among K•Swiss Inc., K•Swiss Sales Corp. and K•Swiss Direct Inc. and Wells Fargo Bank, National Association and Wells Fargo Capital Finance, LLC.

10.2	Guaranty and Security Agreement, dated as of April 25, 2012, among the persons listed on the signature pages thereto as “Grantors” and those additional entities that thereafter become parties thereto by executing a Joinder thereto, and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lender Group and Bank Product Providers.

99.1	Press Release issued April 25, 2012.